   As filed with the Securities and Exchange Commission on December 4, 2000
                                                  Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         WATCHGUARD TECHNOLOGIES, INC.
            (Exact name of Registrant as Specified in Its Charter)

                               ---------------

                     Delaware                                       91-1712427
  (State or Other Jurisdiction of Incorporation
                 or Organization)                      (I.R.S. Employer Identification No.)

                       505 Fifth Avenue South, Suite 500
                           Seattle, Washington 98104
                                (206) 521-8340
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ---------------

                             CHRISTOPHER G. SLATT
         President, Chief Executive Officer and Chairman of the Board
                         WatchGuard Technologies, Inc.
                       505 Fifth Avenue South, Suite 500
                           Seattle, Washington 98104
                                (206) 521-8340
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ---------------
                                  Copies to:
                               STEPHEN M. GRAHAM
                                 ALAN C. SMITH
                      Orrick, Herrington & Sutcliffe LLP
                         701 Fifth Avenue, Suite 6500
                           Seattle, Washington 98104
                                (206) 839-4300

                               ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                           Proposed Maximum
  Title of Each Class                     Proposed Maximum    Aggregate
  of Securities to Be      Amount to Be    Offering Price      Offering        Amount of
       Registered           Registered      Per Share(1)       Price(1)     Registration Fee
--------------------------------------------------------------------------------------------
Common stock, par value
 $0.001 per share......  1,292,997 shares     $21.4062       $27,678,152         $7,307
--------------------------------------------------------------------------------------------
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
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the high and low sales prices of the common stock on November 30, 2000.

                               ---------------
  The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until a registration statement covering these       +
+securities is filed with the Securities and Exchange Commission and is        +
+effective. This prospectus is not an offer to sell these securities and we + +are not soliciting offers to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 2000

                   [LOGO OF WATCHGUARD(R) TECHNOLOGIES, INC.]

                                1,292,997 Shares

                         WATCHGUARD TECHNOLOGIES, INC.

                                --------------

                                  Common Stock

                                --------------

  The selling stockholders listed on page 12 are the former stockholders of Qiave Technologies Corporation, which we acquired on October 4, 2000. The selling stockholders may offer for sale up to 1,292,997 shares of our common stock from time to time. We will not receive any proceeds from the sale of these shares.

  The selling stockholders may sell the shares in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise.

  Our common stock is quoted on the Nasdaq National Market under the symbol "WGRD." On November 30, 2000, the last reported sales price of our common stock was $22.75 per share.

                    Investing in this stock involves risks.
                    See "Risk Factors" beginning on page 4.

                                --------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

               The date of this prospectus is December   , 2000.

                               TABLE OF CONTENTS

     Special Note Regarding Forward-Looking Statements......................   3

     Risk Factors...........................................................   4

     Selling Stockholders...................................................  12

     Plan of Distribution...................................................  14

     Legality of Common Stock...............................................  15

     Experts................................................................  15

     Where You Can Find More Information....................................  15

                               ----------------

  You should rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to give you different information or representations. You should not assume that the information in this prospectus is accurate as of any date after its date.

  These documents are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in or incorporated by reference into this prospectus are forward-looking statements that involve assumptions, risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions, future financial performance and other statements that are not historical facts. We use words such as "anticipates," "believes," "expects," "future" and "intends," and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Any or all of the forward-looking statements contained in or incorporated by reference into this prospectus or included in any materials we release to the public from time to time may turn out to be incorrect. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the section of this prospectus entitled "Risk Factors." You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to update any forward-looking statement to reflect new information or circumstances or the occurrence of unanticipated events. Other risks besides those described in this prospectus could also affect actual results.

                                 RISK FACTORS

  In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected and the trading price of our common stock could decline.

We have incurred losses in the past and may not achieve or sustain consistent profitability, which could result in a decline in the value of our common stock.

  Since inception through the second quarter of 2000, we incurred net losses and experienced negative cash flows in each quarter. As of September 30, 2000, we had an accumulated deficit of approximately $31.7 million. Although we achieved profitability in the third quarter of 2000, we expect to incur losses in future quarters as a result of expenses associated with our October 2000 acquisition of Qiave Technologies Corporation. In addition, although our revenues have increased each year since we began operations, we do not believe that the historical percentage growth rate of our revenues will be sustainable as our revenue base increases. Moreover, we currently expect to increase our operating expenses significantly in connection with

  .  expanding into new geographic markets;

  .  expanding into new product markets;

  .  continuing to develop our technology;

  .  hiring additional personnel;

  .  upgrading our information and internal control systems; and

  . integrating acquisitions of businesses, products and technologies and pursuing additional strategic acquisitions.

  If we are unable to achieve or sustain profitability in future quarters, the trading price of our common stock could decline.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

  Our quarterly and yearly operating results have varied widely in the past and will probably continue to fluctuate. For this reason, we believe that period-to-period comparisons of our operating results are not meaningful. In addition, our limited operating history makes predicting our future performance difficult. As a result of these factors, our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price.

  We base our spending levels for product development, sales and marketing and other operating expenses largely on our expected future revenues. Because our expenses are largely fixed for a particular quarter or year, we may be unable to adjust our spending in time to compensate for any unexpected quarterly or annual shortfall in revenues. A failure to so adjust our spending in time also could cause operating results to fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

Because many potential customers remain unaware of the need for Internet security or may perceive it as costly and difficult to implement, our products and services may not achieve market acceptance.

  We believe that many potential customers, particularly small- to medium-sized enterprises, or SMEs, small offices and home offices, or SOHOs, and telecommuters, are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources have developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. We will therefore not succeed unless the market understands the need for Internet security and we can convince our potential customers of our ability to provide this security in a cost-effective and administratively feasible manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

If potential customers do not accept our LiveSecurity products and services, our business will not succeed.

  We currently expect all future revenues to be generated through sales of our LiveSecurity Internet security products and related services, particularly subscription and license fees, and we cannot succeed if the market does not accept these products and services. Our success depends on our ability and the ability of our channel partners, which include value-added resellers, distributors, Internet security providers, or ISPs, and original equipment manufacturers, or OEMs, to obtain and retain LiveSecurity customers. Our LiveSecurity products and services, however, are relatively new and unproven. The broadcast portion of our LiveSecurity products has been available only since February 1999, our LiveSecurity for MSS product has been available only since September 1998 and our Firebox SOHO and Firebox telecommuter products have been available only since February 2000. In addition, we have not yet launched under the WatchGuard brand the products we acquired in the merger with Qiave in October 2000. To receive our LiveSecurity broadcasts, enterprises will be required to pay an annual subscription fee, either to us or, if they obtain LiveSecurity through one of our channel partners, to the channel partner. We are not aware of any other Internet security product that allows enterprises to keep their security solution current by receiving broadcasts of software updates and related information over the Internet. Enterprises may be unwilling to pay a subscription fee to keep their Internet security up to date. Because our broadcast service is relatively new, we cannot accurately predict the rate at which our customers will renew their annual subscriptions. In addition, most businesses implementing security services have traditionally managed their own Internet security rather than seeking the services of third-party service providers. As a result, our products and services and the outsourcing of Internet security to third parties may not achieve significant market acceptance.

The integration of Qiave and any future acquisitions may be costly, difficult and disruptive.

  In October 2000, we acquired Qiave, a privately held provider of digital information security products. As part of our business strategy, we may acquire other companies, products or technologies. The Qiave acquisition, and any future acquisitions, will subject us to numerous operational and financial risks and difficulties, including

  .  loss of key personnel;

  . difficulties in assimilating the acquired company's technologies, products, personnel and operations;

  . failure of the acquired company's technologies and products to achieve market acceptance under the WatchGuard brand;

  . disruption of our ongoing business and diversion of management attention;

  .  assumption of known and unknown liabilities;

  . higher-than-expected acquisition and integration costs and charges against earnings;

  .  potentially dilutive issuances of equity securities; and

  . the inability of our sales force, consultants and development staff to adapt to the new product line.

We may be unable to successfully integrate Qiave or any future acquisition. In addition, we may not gain any substantial benefit from the Qiave acquisition or from any businesses, products or technologies that we acquire in the future, notwithstanding the significant expenditure of time and financial, personnel and other resources.

If our newly established relationships with OEMs are unsuccessful, our ability to market and sell our products and services will be limited.

  We have recently established relationships with several domestic and international OEM partners to incorporate our LiveSecurity solution into their products. If these OEM partners are unsuccessful in marketing and implementing our LiveSecurity solution, we will be unable to generate the levels of revenue we expect. Because our relationships with OEMs are new and unproven, we cannot predict the degree to which they will succeed in marketing and selling our products and services. The OEMs with which we have established relationships have not had an opportunity to fully develop and implement product or service offerings incorporating LiveSecurity. We cannot predict how long our current or potential OEM partners will take to complete this development and implementation. Until and unless this development and implementation is achieved, our revenues from OEM partnerships will be limited. If our OEM partners fail to provide adequate installation, deployment and support of our products and services, end-users could choose not to purchase OEM products that include our solution. Our OEM partners will offer our products and services in combination with other products and services, some of which may be competitive with our products and services. In addition, we may be unable to maintain our existing relationships with OEM partners or establish new OEM relationships in the future.

If our third-party channel partners fail to perform, our ability to sell our products and services will be limited.

  We sell most of our products and services through our channel partners, and we expect our success to continue to depend in large part on their performance. Our channel partners have the ability to sell products and services that are competitive with ours, to devote more resources to those competitive products or to cease selling our products and services altogether. Currently, two channel partners, Ingram Micro, Inc. and Tech Data Corporation, together account for 23% of our total revenues. The loss of one of these distributors, or a loss or reduction in sales to another distributor or several channel partners, particularly to competitive products offered by other companies, could adversely affect our revenues.

If we are unable to compete successfully in the highly competitive market for Internet security products and services, our business will fail.

  The market for Internet security products is intensely competitive and we expect competition to intensify in the future. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Currently, the dominant competitors in our industry are Cisco Systems, Inc., Check Point Software Technologies Ltd. and Netserver. The introduction of our SOHO and telecommuter products has increased our competition with SonicWALL Inc., a developer of security appliances for SOHOs and home users. Other current and potential competitors include hardware, software and operating system vendors such as Axent Technologies, Inc., Lucent Technologies, Inc., Microsoft Corporation, Network Associates, Inc., Novell, Inc., Sun Microsystems Inc. and a number of smaller companies. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. In addition, our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly. In addition, our competitors may bundle products competitive with ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products.

Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to introduce new products and services timely and successfully.

  To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, Internet access and communications, application and networking software, computer and communications hardware, programming tools, computer language technology and hacker techniques. We may be unable to successfully and timely develop these new products and services or achieve and maintain market acceptance. The development of new, technologically advanced products and services is a complex and uncertain process requiring great innovation and the ability to anticipate technological and market trends. Because Internet security technology is complex, it can require long development and testing periods. Releasing new products and services prematurely may result in quality problems, and releasing them late may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

Seasonality and concentration of revenues at the end of the quarter could cause our revenues to fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

  The growth rate of our domestic and international sales may be lower in the summer months, when businesses often defer purchasing decisions. Also, as a result of customer buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, historically we have earned a substantial portion of a quarter's revenues during its last month. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

Product returns or retroactive price adjustments could exceed our allowances, which could adversely affect our operating results.

  We provide some of our channel partners with product return rights for stock rotation. We also provide some of our channel partners with price protection rights for inventories of our products held by those channel partners if we lower our prices for those products. We may experience significant returns and price adjustments for which we may not have adequate allowances. The short life cycles of our products and the difficulty of predicting future sales increase the risk that new product introductions or price reductions by us or our competitors could result in significant product returns or price adjustments. In September 1998, for example, when we introduced the Firebox II security appliance, we experienced an increase in returns of previous products and product versions. Provisions for returns and allowances for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 2000, were $0, $1,655,000, $1,083,000 and 1,241,000, or 0%, 13%, 5% and 3%
of total revenues before returns and allowances.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual failure of our products and services.

  Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty relating to our products and services. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or channel partners may sue us. In addition, we may face liability for breaches caused by faulty installation and implementation of our products by end-users or channel partners. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable or ineffective. Some courts, for example, have found contractual limitations of liability in standard software licenses to be unenforceable because the licensee does not sign them. Defending a suit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all.

A breach of security could harm public perception of our products and services.

  We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Even networks protected by our software products may be vulnerable to electronic break-ins and computer viruses. If an actual or perceived breach of Internet security occurs in an end-user's systems, regardless of whether the breach is attributable to us, the market perception of the efficacy of our products and services could be harmed. This could cause us or our channel partners to lose current and potential customers or cause us to lose potential channel partners. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques.

If we are unable to prevent attacks on our internal network system by computer hackers, public perception of our products and services will be harmed.

  Because we provide Internet security, we have become a greater target of attacks by computer hackers. We have experienced attacks by computer hackers in the past and expect attacks to continue. If attacks on our internal network system are successful, public perception of our products and services will be harmed.

Failure to address strain on our resources caused by our rapid growth will result in our inability to effectively manage our business.

  Our current systems, management and resources will be inadequate if we continue to grow. Our business has grown rapidly in size and complexity. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our resources caused by our rapid growth.

We may be unable to adequately expand our operational systems to accommodate growth, which could harm our ability to deliver our products and services.

  Our operational systems have not been tested at the customer volumes that may be required in the future. We may encounter performance difficulties when operating with a substantially greater number of customers. In implementing our LiveSecurity products and services, we have experienced periodic interruptions affecting all or a portion of our systems, and we believe that interruptions will continue to occur from time to time. These interruptions could harm our ability to deliver our products and services. An inability to add software and hardware or to develop and upgrade existing technology or operational systems to handle increased traffic may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders.

We may be unable to adequately protect our operational systems from damage, failure or interruption, which could harm our reputation and our ability to attract and retain customers.

  Our operations, customer service, reputation and ability to attract and retain customers depend on the uninterrupted operation of our operational systems. Although we have off-site backup facilities and take other precautions to prevent damage, failure or interruption of our systems, our precautions may be inadequate. Any damage, failure or interruption of our computer or communications systems could lead to service interruptions, delays, loss of data and inability to accept and fill customer orders and provide customers with LiveSecurity updates.

We may be unable to deliver our products and services if we cannot continue to license third-party technology that is important for the functionality of our products.

  Our success will depend in part on our continued ability to license at competitive prices technology that is important for the functionality of our products. A significant interruption in the supply of a third-party technology could delay our development and sales until we can find, license and integrate equivalent technology. This could damage our brand and result in loss of current and potential customers. Although we believe that we could find other sources for the technology we license, alternative technologies may be unavailable on acceptable terms, if at all. We depend on our third-party licensors to deliver reliable, high-quality products, develop new products on a timely and cost-effective basis and respond to evolving technology and changes in industry standards. We also depend on the continued compatibility of our third-party software with future versions of our products.

We may be unable to deliver our products and services if component manufacturers fail to supply component parts with acceptable quantity, quality and cost.

  We obtain the component parts for our hardware from a variety of manufacturers. While our component vendors have produced parts for us in acceptable quantities and with acceptable quality and cost in the past, they may be unable to do so in the future. Companies in the electronics industry regularly experience lower-than-required component allocations, and the industry is subject to frequent component shortfalls. Although we believe that we could find additional or replacement sources for our hardware components, our operations could be disrupted if we have to add or switch to a replacement vendor or if our component supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

We may need additional capital and our ability to secure additional funding is uncertain.

  Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital. We may seek additional funding through

  . public or private equity financings, which could result in sufficient dilution to stockholders;

  .  public or private debt financings; and

  .  capital lease transactions.

  We believe that existing cash and cash equivalent balances will be sufficient to meet our capital required for at least the next 18 months. Our capital requirements will depend on several factors, however, including

  .  the rate of market acceptance of our products and services;

  .  our ability to expand our customer base;

  .  the growth of our sales and marketing capabilities; and

  .  the cost of any acquisitions we may complete.

Financing may be unavailable to us when needed or on acceptable terms.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

  Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our trade secrets, copyrights, trademarks, service marks and similar proprietary rights. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet.

  If we fail to obtain and maintain patent protection for our technology, we may be unable to compete effectively. We have 13 patents pending, but our patent applications may not result in issued patents. Even if we secure a patent, the patent may not provide meaningful protection. In addition, we rely on unpatented proprietary technology. Because this technology does not benefit from the protection of patents, we may be unable to meaningfully protect this proprietary technology from unauthorized use or misappropriation by a third party. In addition, our competitors may independently develop similar or superior technologies or duplicate any unpatented technologies that we have developed, which could significantly reduce the value of our proprietary technology or threaten our market position.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  .  pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  .  redesign products or services that incorporate infringing technology.

  Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the Internet security industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and functionality of products and services overlaps.

Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

  Our products and services may contain undetected errors or defects, especially when first released. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenues or claims against us or our channel partners.

Governmental controls over the export or import of encryption technology could cause us to lose sales.

  Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could result in decreased demand for our products and services.

  In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the U.S. and international Internet security markets.

If we do not retain our key employees, our ability to execute our business strategy will be impaired.

  Our future success will depend largely on the efforts and abilities of our senior management and our key development, technical, operations, information systems, customer support and sales and marketing personnel, and on our ability to retain them. These employees are not obligated to continue their employment with us and may leave us at any time.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

  Our ability to grow will depend in part on the expansion of our international sales and operations, which are expected to continue to account for a significant portion of our revenues. Sales to customers outside of the

U.S. accounted for approximately 56% of our net revenues in 1997, 35% in 1998, 50% in 1999 and 54% in the nine months ended September 30, 2000. The failure of our channel partners to sell our products internationally would limit our ability to increase our revenues. In addition, our international sales are subject to the risks inherent in international business activities, including

  .  cost of customizing products for foreign countries;

  . export and import restrictions, such as those affecting encryption commodities and software;

  .  difficulties in acquiring and authenticating customer information;

  . reduced protection of intellectual property rights and increased liability exposure; and

  .  regional economic and political conditions.

  Our international sales currently are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets.

Our stock price is volatile.

  The trading price of our common stock could be subject to fluctuations for a number of reasons, including

  . actual or anticipated variations in quarterly or annual operating results;

  .  changes in analysts' earning projections or analysts' recommendations;

  . sales of a substantial number of shares of our common stock, including the shares covered by this prospectus, in the public market;

  .  our inability to successfully implement our business strategy;

  . changes in business conditions affecting our customers, our competitors and us; and

  . changes in accounting standards that adversely affect our revenues and earnings.

  In recent years, moreover, the stock market in general and the market for Internet-related technology companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance.

                             SELLING STOCKHOLDERS

  The selling stockholders are former stockholders of Qiave, who received WatchGuard common stock in exchange for their shares of Qiave capital stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering. The percentage ownership data is based on 26,169,080 shares of our common stock outstanding as of November 27, 2000. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. We believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

  The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after the offering assumes the sale of all shares covered by this prospectus.

                               Number of Shares  Number   Shares Beneficially
                                 Beneficially   of Shares Owned After Offering
                                 Owned Before     Being   --------------------
             Name                  Offering      Offered   Number    Percent
             ----              ---------------- --------- --------------------
Gene T. Barton, Jr. ..........       6,318         6,318       --         --
Ryan J. Berg..................      92,154        92,154       --         --
Berg Family Trust.............      15,164        15,164       --         --
Joseph J. Caruso..............      26,501        26,501       --         --
CCV II Associates, LP.........       7,144         7,144       --         --
Commonwealth Capital Ventures
 II, LP.......................     144,497       144,497       --         --
John J. Danahy................     172,582       172,582       --         --
Paul A. Danahy................      12,637        12,637       --         --
Danahy Family Trust...........      27,079        27,079       --         --
Danahy Revocable Family
 Trust........................      48,020        48,020       --         --
Timothy E. Donnelly...........     102,326       102,326       --         --
Thomas E. Donnelly............       5,055         5,055       --         --
Michael J. Duffy..............       6,318         6,318       --         --
Richard D. Irving.............      12,637        12,637       --         --
JMI Equity Fund IV, LP........     292,966       292,966       --         --
JMI Equity Fund IV (AI), LP...      23,200        23,200       --         --
JMI Euro Equity Fund IV, LP...      93,549        93,549       --         --
JMI Equity Side Fund, LP......       7,298         7,298       --         --
Massachusetts Technology
 Development Corporation......      50,547        50,547       --         --
Peter A. Morgan...............       7,130         7,130       --         --
100X Ventures.com, Inc. ......      31,945        31,945       --         --
Justin J. Perreault...........       5,416         5,416       --         --
Lawrence J. Rose..............      71,488        71,488       --         --
Rose Family Trust.............      18,359        18,359       --         --
David B. Wood III.............       6,349         6,349       --         --
Christopher Zannetos..........       6,318         6,318       --         --

  Except as a stockholder and employee of WatchGuard as a result of the acquisition of Qiave, none of the selling stockholders has had any material relationship with WatchGuard or any of our affiliates within the past three years.

  The selling stockholders have represented to us that they received their WatchGuard shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling stockholders nevertheless may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling stockholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of October 4, 2001 and the date on which all the shares covered by the registration statement have been sold.

                             PLAN OF DISTRIBUTION

  The selling stockholders, which term includes those individuals and entities to which the selling stockholders named on page 12 of this prospectus or their transferees, donees, devisees, pledgees or distributees may transfer, gift, devise, pledge or distribute the shares of common stock offered by this prospectus, may sell the shares from time to time, in one or more transactions. The selling stockholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling stockholders may sell the shares

  . through the Nasdaq National Market or any other national securities exchange on which our common stock is then listed;

  .  in privately negotiated transactions; or

  .  through a combination of these transactions.

The selling stockholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders.

  The selling stockholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling stockholder in connection with the offering of the shares. The selling stockholders and any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions they receive or profits they earn on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

  Some of the selling stockholders may distribute their shares from time to time to their limited or general partners, who may then sell those shares under this prospectus. Some of these limited or general partners may in turn make further distributions of their shares from time to time, and the distributees of those shares may in turn sell the shares under this prospectus.

  If required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering or the plan of distribution. We have the right to suspend the use of this prospectus for up to 90 days if we notify the selling stockholders that our board of directors has determined that the sale of our common stock at such time would be detrimental to us and our stockholders or if material nonpublic information exists that must be disclosed so that this prospectus, as in effect, does not include an untrue statement of a material fact or omit to state a material fact required to make the statements in this prospectus not misleading.

  Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration of the shares being offered by this prospectus. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We have also agreed to indemnify the selling stockholders against specified liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against specified liabilities we incur in connection with our reliance on written information furnished by selling stockholders expressly for use in connection with this prospectus.

  The selling stockholders may transfer or otherwise dispose of their shares by other means not described in this prospectus, and may elect not to sell any or all of the shares covered by this prospectus.

                           LEGALITY OF COMMON STOCK

  Orrick, Herrington & Sutcliffe LLP, Seattle, Washington, has provided us with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our annual report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  Ernst & Young LLP, independent auditors, have audited the financial statements of Qiave Technologies Corporation included in our current report on Form 8-K/A filed on December 1, 2000, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Qiave's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The financial statements of BeadleNet, LLC incorporated in this prospectus by reference from WatchGuard Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as WatchGuard, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

  The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which is considered to be a part of this prospectus. We incorporate by reference the following documents:

  . Our annual report on Form 10-K/A for the year ended December 31, 1999, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements;

  . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  . Our current report on Form 8-K, filed on October 19, 2000, as amended by Form 8-K/A filed on December 1, 2000, with respect to our acquisition of Qiave;

  . Our current report on Form 8-K, filed on November 2, 1999, as amended by Form 8-K/A filed on January 3, 2000, with respect to our acquisition of BeadleNet, LLC; and

  . The description of our common stock contained in our registration statement on Form 8-A, filed on July 26, 1999.

We also incorporate by reference into this prospectus all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the shares offered by this prospectus have been sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this prospectus.

  Upon request, we will provide to each person who receives a prospectus a copy of the information that has been incorporated by reference in this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us:

                         WatchGuard Technologies, Inc.
                         Attention: Investor Relations
                       505 Fifth Avenue South, Suite 500
                           Seattle, Washington 98104
                                (206) 521-8340

                   [LOGO OF WATCHGUARD(R) TECHNOLOGIES, INC.]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus. All amounts are estimates except for the SEC registration fee and the Nasdaq additional listing fee:

       SEC registration fee............................................ $ 7,307
       Nasdaq additional listing fee...................................  12,930
       Printing and engraving expenses.................................  20,000
       Legal fees and expenses.........................................  10,000
       Accounting fees and expenses....................................  10,000
       Miscellaneous fees and expenses.................................   4,763
                                                                        -------
           Total....................................................... $65,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, also known as a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of any action in which the person seeking indemnification has been found liable to the corporation. The statute provides that such indemnification is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  Section 10 of the registrant's bylaws provides for indemnification to the fullest extent permitted by Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by DGCL, the bylaws provide an unconditional right to indemnification for all expense, liability and loss actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

  The bylaws also provide that the registrant may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) payments of unlawful dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit.

  Article 10 of the registrant's certificate of incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article 10 shall not adversely affect any right or protection of the registrant's directors for or with respect to any acts or omissions of the directors occurring prior to the amendment or repeal.

  The registrant maintains directors' and officers' liability insurance, under which the registrant's directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of the registrant.

Item 16. Exhibits

 Exhibit No.                          Description
 -----------                          -----------
     5.1     Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

    23.1     Consent of Ernst & Young LLP, independent auditors

    23.2     Consent of Ernst & Young LLP, independent auditors

    23.3     Consent of Deloitte & Touche LLP, independent auditors

    23.4     Consent of Orrick, Herrington & Sutcliffe LLP (contained in
             Exhibit 5.1)

    24.1     Power of attorney (contained on signature page)

Item 17. Undertakings

  A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the 4th day of December, 2000.

                                          WATCHGUARD TECHNOLOGIES, INC.

                                                /s/ Christopher G. Slatt
                                          By: _________________________________
                                                    Christopher G. Slatt
                                                 President, Chief Executive
                                             Officer and Chairman of the Board

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Christopher G. Slatt and Steven N. Moore, or either of them, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 4th day of December, 2000.

               Signature                                 Title
               ---------                                 -----

      /s/ Christopher G. Slatt          President, Chief Executive Officer and
 ______________________________________  Chairman of the Board (Principal
          Christopher G. Slatt           Executive Officer)

      /s/ Michael E. McConnell          Vice President, Chief Financial
 ______________________________________  Officer and Treasurer (Principal
          Michael E. McConnell           Financial and Accounting Officer)

        /s/ Stuart J. Ellman            Director
 ______________________________________
            Stuart J. Ellman

       /s/ Michael R. Hallman           Director
 ______________________________________
           Michael R. Hallman

                                        Director
 ______________________________________
            Steven N. Moore

       /s/ Andrew W. Verhalen           Director
 ______________________________________
           Andrew W. Verhalen

     /s/ Charles P. Waite, Jr.          Director
 ______________________________________
         Charles P. Waite, Jr.

                                 EXHIBIT INDEX

 Exhibit No.                          Description
 -----------                          -----------
     5.1     Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

    23.1     Consent of Ernst & Young LLP, independent auditors

    23.2     Consent of Ernst & Young LLP, independent auditors

    23.3     Consent of Deloitte & Touche LLP, independent auditors

    23.4     Consent of Orrick, Herrington & Sutcliffe LLP (contained in
             Exhibit 5.1)

    24.1     Power of attorney (contained on signature page)